LEATT CORP REPORTS SECOND QUARTER AND FIRST HALF RESULTS
QUARTER REVENUE HIGHER BY 25%, 2015 PROFIT VS 2014 LOSS; CASH UP
NEARLY $500,000 SINCE DECEMBER 31

CAPE TOWN, South Africa, August 13, 2015 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for the second quarter and six months ended June 30, 2015. Leatt Corporation develops and markets protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. All financial numbers are in US dollars.

Second Quarter 2015 Financial Performance
Revenue for the second quarter of 2015 was $5.2 million, up 25 percent year-to-year, with net income of $423,937 or $0.08 per share, compared to revenue of $4.2 million with a net loss of $29,834 or $0.01 loss per share for the second quarter of 2014.

CEO Sean Macdonald commented, “The second quarter was very strong for Leatt Corp., partly due to our shipment of additional new products and the continued growth of our body armor sales. We saw a rewarding uptake on our new Airflex protective glove range, which we began shipping during the second quarter. Although neck brace sales were slightly down during the period, this decrease was more than offset by the continued growth of our body armor sales, which grew by 75 percent year-to-year. The body armor category includes the C-Frame knee brace that was first shipped in 2014, and which continues to find larger audiences and market share. C-Frame knee brace sales also had a positive impact on our gross profit margins, which remained steady at 55 percent, year-to-year, despite the increase in body armor sales which have historically generated lower margins. Despite this increase in revenue, operating expenditures decreased by $134,035 year-to-year. Research and development and G&A expense were both down, as were professional fees.”

Chairman, Dr. Christopher James Leatt added, “We are very happy with initial sales of our new Airflex protective glove range that is constructed of ultrathin nanofibers for maximum flexibility and strength, with the addition of injected protective materials to protect knuckles, thumbs and fingers. We believe that our gloves are the first in the downhill bicycle and motocross market that incorporates engineered protection. Meanwhile, we are still evaluating the C-Frame knee brace as an adjunct to medical procedures and diagnoses.”

Six Months 2015 Financial Performance
Revenue for the six months ended June 30, 2015 was $9.2 million, an increase of 20 percent compared to the first six months of 2014. Net income was $478,042 or $0.09 per share, compared to a net loss of $370,720 or $0.07 loss per share for the first half of 2014.

The Company’s cash balance was $1.2 million at June 30, 2015, up rewardingly from the $724,000 reported for December 31, 2014. The current ratio at June 30, 2015 was just below 5:1, stronger than the 3:1 at the end of 2014. The Company has no long-term debt.

Business Outlook
Mr. Macdonald said, “The strategy to broaden our product lines, add new categories, and appeal to new sports seems to be working as we hoped it would. The next step for us will be shipping of the first Leatt helmets, which we expect will happen during the second half of 2015. We are looking forward to this first shipment as the helmet market is the largest segment of the worldwide market for protective sporting gear, and extends from high-velocity sports through a variety of team sports, amateur and professional. Worldwide concern for the long term implications of concussions and blows to the head have made the helmet market even more prominent for parents, educators and athletes. We believe that our reputation for excellence and the broad recognition of our brand as the protective gear technological leader should stand us in good stead with helmets. Our first helmet shipments will be our full face motocross and bicycling helmets.”

Conference Call:
The Company will host a conference call at 11:00 am Eastern Time on August 13, 2015, to discuss the second quarter 2015 results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-888-348-8777 (USA) or +1-412-902-4245 (international) to access the call.

Audio Webcast:
There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:
An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 (USA) or +1-858-384-5517 (international) and using passcode 10070717.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corporation:
Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit: www.leatt-corp.com | http://www.leatt.com/.

Forward-looking Statements
This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company will see increased revenue in connection with sales of its new knee brace and gloves; the significance of the Company’s shipment of the new helmets and the likelihood that helmet sales will benefit from the market acceptance of other Leatt branded products; the financial outlook of the Company and the likelihood that demand for the Company’s innovative new products will continue to increase through 2015; the general ability of the Company to achieve its commercial objectives, including its exploration of the new knee brace as a medical devices; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts

DresnerAllenCaron
Michael Mason (investors)
michaelm@allencaron.com
(212) 691-8087

Len Hall (Media)
len@allencaron.com
(949) 474-4300

-- Financial Tables Follow --

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2015	December 31, 2014
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$1,218,963	$724,707
Short-term investments	58,161	58,153
Accounts receivable	2,192,500	4,239,298
Inventory	3,448,808	3,403,854
Payments in advance	450,554	345,406
Income tax refunds receivable	299	25,299
Deferred tax asset	108,000	108,000
Prepaid expenses and other current assets	769,100	994,003
Total current assets	8,246,385	9,898,720

Property and equipment, net	855,855	995,537

Other Assets
Other receivables	150,000	210,000
Deposits	17,693	17,980
Intangible assets	76,848	81,323
Total other assets	244,541	309,303

Total Assets	$9,346,781	$11,203,560

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,077,310	$2,980,885
Income taxes payable	320,000	331,000
Short term loan, net of finance charges	260,372	626,129
Total current liabilities	1,657,682	3,938,014

Deferred tax liabilities	88,192	88,468

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,231,823 and 5,200,623 shares issued and outstanding as of June 30, 2015 and December 31, 2014	130,040	130,008
Additional paid - in capital	7,346,782	7,314,136
Accumulated other comprehensive loss	(465,322)	(378,431)
Retained earnings	586,407	108,365
Total stockholders' equity	7,600,907	7,177,078

Total Liabilities and Stockholders' Equity	$9,346,781	$11,203,560

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$5,193,056	$4,167,394	$9,214,511	$7,690,869

Cost of Revenues	2,361,827	1,858,390	4,206,022	3,486,164

Gross Profit	2,831,229	2,309,004	5,008,489	4,204,705

Product Royalty Income	20,668	50,448	72,201	71,263

Operating Expenses
Salaries and wages	542,467	576,177	1,148,645	1,103,223
Commissions and consulting expenses	151,468	141,234	337,376	307,251
Professional fees	246,392	280,466	461,165	614,522
Advertising and marketing	363,313	389,659	624,755	675,053
Office rent and expenses	62,543	61,867	123,051	121,985
Research and development costs	293,666	333,035	586,383	614,327
Bad debt expense	19,461	223	19,461	22,295
General and administrative expenses	489,116	541,284	914,332	1,046,238
Depreciation	91,473	69,989	184,276	147,508
Total operating expenses	2,259,899	2,393,934	4,399,444	4,652,402

Income (Loss) from Operations	591,998	(34,482)	681,246	(376,434)

Other Income
Interest and other income, net	7,539	4,528	7,981	5,594
Total other income	7,539	4,528	7,981	5,594

Income (Loss) Before Income Taxes	599,537	(29,954)	689,227	(370,840)

Income Taxes	175,600	(120)	211,185	(120)

Net Income (Loss) Available to Common Shareholders	$423,937	$(29,834)	$478,042	$(370,720)

Net Income (Loss) per Common Share
Basic	$0.08	$(0.01)	$0.09	$(0.07)
Diluted	$0.08	$(0.01)	$0.09	$(0.07)

Weighted Average Number of Common Shares Outstanding
Basic	5,201,663	5,200,623	5,201,143	5,200,623
Diluted	5,476,017	5,200,623	5,475,497	5,200,623

Comprehensive Income (Loss)
Net Income (Loss)	$423,937	$(29,834)	$478,042	$(370,720)
Other comprehensive income (loss), net of $0 and $0 deferred income taxes in 2015 and 2014
Foreign currency translation	(40,422)	3,884	(86,891)	9,055

Total Comprehensive Income (Loss)	$383,515	$(25,950)	$391,151	$(361,665)